SCHEDULE 14A INFORMATION

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Campbell Soup Company

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Campbell Soup Company
1 Campbell Place
Camden, New Jersey 08103-1799
856-342-4800
October 11, 2006
Notice of Annual Meeting of Shareowners
Thursday, November 16, 2006
2:30 p.m., Eastern Time
Sheraton Great Valley Hotel
707 E. Lancaster Avenue
Frazer, Pennsylvania 19355
AGENDA
1. Elect Directors.
2. Ratify Appointment of Independent Registered Public Accounting Firm.
3. Act upon a Shareowner Proposal.
4. Transact any other business properly brought before the meeting.
      Shareowners of record at the close of business on September 19, 2006 will be entitled to vote.
      Your vote is important. In order to have as many shares as possible represented, kindly SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED OR VOTE BY PHONE OR THE INTERNET (see instructions on the proxy card).

By Order of the Board of Directors,

John J. Furey
Vice President and Corporate Secretary
Important
      Please note that an admission ticket is required in order to attend the Annual Meeting. If you plan to attend, please request a ticket. If shares were registered in your name as of September 19, 2006, please check the appropriate box on your proxy card or when voting on the Internet, or indicate when prompted if voting by telephone. A ticket of admission will be forwarded to you. If your shares are held in the name of a broker or other nominee, please follow the instructions on page 34 to obtain an admission ticket. If you plan to attend the meeting, please bring government-issued photographic identification. You will need an admission ticket and this identification in order to be admitted to the meeting.

*  Denotes items to be voted on at the meeting.
      Note: Shareowners may receive a copy of the Company’s annual Form 10-K report, Corporate Governance Standards, Code of Business Conduct and Ethics, and the charters for the four standing committees of the Board without charge by:

(1)	writing to Investor Relations, Campbell Soup Company, 1 Campbell Place, Camden, NJ 08103-1799;
(2)	calling 1-888-SIP-SOUP (1-888-747-7687); or
(3)	leaving a message on Campbell’s home page at www.campbellsoupcompany.com.

These documents are also available in the governance section of Campbell’s home page at www.campbellsoupcompany.com
      Note: Shareowners may elect to receive future distributions of Annual Reports and Proxy Statements by electronic delivery and vote Campbell shares on-line. To take advantage of this service you will need an electronic mail (e-mail) account and access to an Internet browser. To enroll go to www.econsent.com/cpb and scroll down to Registered Stockholder. You will be asked to enter your Account Number, which is printed on your dividend check or Dividend Reinvestment Statement.

ITEM 1
ELECTION OF DIRECTORS
The Board of Directors Recommends a Vote “For” ALL Nominees
      The Board of Directors of the Company, pursuant to the By-Laws, has determined that the number of directors of the Company shall be sixteen. The directors are to be elected to hold office until the next Annual Meeting of the Shareowners and until their successors are elected and shall have qualified. Directors are elected by a plurality of the votes cast. Except as otherwise specified in the proxy, proxies will be voted for election of the nominees named below.
      The current 16 directors are standing for reelection. All of the nominees are independent directors, except for Mr. Conant.
      If a nominee becomes unable or unwilling to serve, proxies will be voted for election of such person as shall be designated by the Board of Directors. Management knows of no reason why any nominee shall be unable or unwilling to serve.
      The following table sets forth certain information concerning the nominees at October 1, 2006:

	(1) Principal Occupation or Employment		Director
Name	(2) Other Business Affiliations	Age	Since

Edmund M. Carpenter	(1) President and Chief Executive Officer of Barnes Group, Inc. since December 1998. Previously Senior Managing Director of Clayton Dubilier & Rice. Former Chairman and Chief Executive Officer of General Signal Corporation. (2) Director of Barnes Group, Inc., and Dana Corporation.	64	1990

Paul R. Charron	(1) Chairman and Chief Executive Officer of Liz Claiborne Inc. since 1996. (2) Director of Liz Claiborne Inc.	64	2003

Douglas R. Conant	(1) President and Chief Executive Officer of Campbell Soup Company since January 2001. Previously President of Nabisco Foods Company. (2) Director of Applebee’s International, Inc.	55	2001

	(1) Principal Occupation or Employment		Director
Name	(2) Other Business Affiliations	Age	Since

Bennett Dorrance	(1) Private investor and Chairman and Managing Director of DMB Associates in Phoenix, Arizona. (2) Director of Insight Enterprises, Inc.	60	1989

Kent B. Foster	(1) Chairman of Ingram Micro, Inc. since June 2005. Previously Chairman and Chief Executive Officer of Ingram Micro, Inc. from May 2000 to June 2005. Former President of GTE Corp. (2) Director of Ingram Micro, Inc., J.C. Penney Company, Inc. and New York Life Insurance Company.	63	1996

Harvey Golub	(1) Non-executive Chairman of Campbell Soup Company since November 2004. Retired Chairman and Chief Executive Officer of American Express Company (1993- 2001). (2) Director of Dow Jones & Company, Inc.	67	1996

Randall W. Larrimore	(1) Non-executive Chairman of Olin Corporation from April 2003 to June 2005. Retired President and Chief Executive Officer of United Stationers Inc. (1997-2003). (2) Director of Olin Corporation.	59	2002

Philip E. Lippincott	(1) Former Chairman of Campbell Soup Company (1999-2001). Retired Chairman and Chief Executive Officer of Scott Paper Company (1983-1994). (2) Director of Exxon Mobil Corporation. Trustee of The Penn Mutual Life Insurance Company.	70	1984

	(1) Principal Occupation or Employment		Director
Name	(2) Other Business Affiliations	Age	Since

Mary Alice D. Malone	(1) Private investor and President of Iron Spring Farm, Inc.	56	1990

Sara Mathew	(1) Chief Financial Officer (since 2001) and President — U.S. (since 2006) of The Dun & Bradstreet Corporation. Previously Vice President — Finance, ASEAN Region, The Procter & Gamble Company.	51	2005

David C. Patterson	(1) Founder and Chairman, Brandywine Trust Company since 1989.	58	2002

Charles R. Perrin	(1) Non-executive Chairman of Warnaco Group, Inc. since March 2004. Retired Chairman and Chief Executive Officer of Avon Products, Inc. (1998-1999). Former Chairman and Chief Executive Officer of Duracell International, Inc. (1994-1996). (2) Director of Warnaco Group, Inc.	61	1999

A. Barry Rand	(1) Retired Chairman and Chief Executive Officer of Equitant, Inc. (2003-2005). Previously Chairman and Chief Executive Officer of Avis Group (1999-2001). (2) Director of Agilent Technologies, Inc.	61	2005

	(1) Principal Occupation or Employment		Director
Name	(2) Other Business Affiliations	Age	Since

George Strawbridge, Jr.	(1) Private investor and President of Augustin Corporation.	68	1988

Les C. Vinney	(1) President and Chief Executive Officer of STERIS Corporation since 2000. Previously Senior Vice President, Finance and Operations, of STERIS. Former Senior Vice President and Chief Financial Officer of the B.F. Goodrich Company. (2) Director of STERIS Corporation.	57	2003

Charlotte C. Weber	(1) Private investor and President and Chief Executive Officer of Live Oak Properties.	63	1990

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
      The following table sets forth information regarding beneficial ownership of Campbell’s Capital Stock of each director, the Company’s six most highly compensated executives and the directors and executive officers as a group, and also sets forth Campbell stock units credited to the individual’s deferred compensation account. The account reflects the deferral of previously earned compensation and/or pending awards of restricted stock into Campbell stock units. The individuals are fully at risk as to the price of Campbell stock in their deferred stock accounts. Additional stock units are credited to the accounts to reflect accrual of dividends. The stock units do not carry any voting rights. Unrestricted deferred Campbell stock units are included in calculating the stock ownership required by the Company for directors and executives.

		Vested		Campbell
	Number of	Options		Stock	Total
	Shares as of	as of	Total	Deferred as of	Number of
	September 19,	November 19,	Beneficial	September 19,	Shares and
Name	2006	2006(a)	Ownership(a)	2006	Deferred Stock

Edmund M. Carpenter	12,089	62,894	74,983	13,872	88,855

Paul R. Charron	2,000	8,112	10,112	4,528	14,640

Douglas R. Conant	29,305	4,092,000	4,121,305	561,053	4,682,358

Bennett Dorrance(b)	48,398,498	64,774	48,463,272	10,235	48,473,507

Kent B. Foster	0	47,769	47,769	19,812	67,581

Harvey Golub	4,635	67,889	72,524	38,708	111,232

Randall W. Larrimore	7,612	16,247	23,859	0	23,859

Philip E. Lippincott	29,037	81,824	110,861	4,988	115,849

Mary Alice D. Malone(c)	54,222,920	38,349	54,261,269	20,425	54,281,694

Sara Mathew	0	0	0	1,741	1,741

David C. Patterson(d)	37,082,436	24,380	37,106,816	0	37,106,816

Charles R. Perrin	10,000	33,164	43,164	12,824	55,988

A. Barry Rand	0	0	0	1,609	1,609

George Strawbridge, Jr.(e)	8,097,300	71,804	8,169,104	4,080	8,173,184

Les C. Vinney	6,932	6,612	13,544	0	13,544

Charlotte C. Weber(f)	15,503,585	38,349	15,541,934	10,805	15,552,739

Mark A. Sarvary	125,701	235,000	360,701	1,104	361,805

Ellen O. Kaden	128,862	439,340	568,202	32,484	600,686

Robert A. Schiffner	105,012	407,550	512,562	1,906	514,468

Larry S. McWilliams	115,206	283,067	398,273	997	399,270

All directors and executive officers as a group (26 persons)	164,198,877	7,034,975	171,233,852	954,056	172,187,908

(a)	The shares shown include shares of Campbell stock as to which directors and executive officers can acquire beneficial ownership because of stock options that are currently vested or that will vest as of

November 19, 2006. All persons listed own less than 1% of the Company’s outstanding shares of Capital Stock, except:

% of Outstanding
Shares

Bennett Dorrance	12.0%
Mary Alice D. Malone	13.4%
David C. Patterson	9.2%
George Strawbridge, Jr.	2.0%
Charlotte C. Weber	3.8%

All directors & executive officers (26 persons) as a group beneficially own 42.4% of the outstanding shares.

(b)	Bennett Dorrance is a grandson of John T. Dorrance, the brother of Mary Alice D. Malone, and a cousin of George Strawbridge and Charlotte C. Weber. Share ownership shown does not include 1,105,142 shares held by trusts for his children, as to which shares he disclaims beneficial ownership. Does not include shares held by the Dorrance Family Foundation. See also “Principal Shareowners” below.

(c)	Mary Alice D. Malone is a granddaughter of John T. Dorrance, the sister of Bennett Dorrance and a cousin of George Strawbridge and Charlotte C. Weber. Share ownership shown does not include 29,108 shares held by trusts for her children, as to which shares she disclaims beneficial ownership. See also “Principal Shareowners” below.

(d)	Share ownership shown for David C. Patterson includes 36,829,586 shares held by the Voting Trust (defined in “Principal Shareowners” below) over which he, as a Trustee, has shared voting power. Reference is also made to “Principal Shareowners.” In 2002 the Voting Trust described below recommended that the Company’s Governance Committee nominate David C. Patterson as a candidate for election as a director. Also includes 245,238 shares held by the Brandywine Trust Company of which Mr. Patterson is the Chairman and for which he has shared dispositive power.

(e)	George Strawbridge is a grandson of John T. Dorrance and a cousin of Charlotte C. Weber, Bennett Dorrance and Mary Alice D. Malone. Share ownership shown does not include 11,935,559 shares held by various trusts, of which he is a trustee, for the benefit of his sister and her children, as to which shares he disclaims beneficial ownership. Does not include 2,386,246 shares held by trusts for the benefit of his descendants, as to which shares he disclaims beneficial ownership.

(f)	Charlotte C. Weber is a granddaughter of John T. Dorrance and a cousin of George Strawbridge, Bennett Dorrance and Mary Alice D. Malone. Share ownership shown includes 15,475,908 shares held indirectly and for which she has shared voting and dispositive power.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
      At the close of business on September 19, 2006, the record date for the meeting, there were outstanding and entitled to vote 403,417,924 shares of Campbell Capital Stock, all of one class and each having one vote. The holders of a majority of the shares outstanding and entitled to vote, present in person or represented by proxy, constitute a quorum for the meeting.
PRINCIPAL SHAREOWNERS
      Information concerning the owners of more than 5% of the outstanding Campbell Common Stock as of the record date for the meeting follows:

		Percent of
	Amount/ Nature of	Outstanding
Name/Address	Beneficial Ownership	Stock

Bennett Dorrance	48,463,272 Note(1)	12.0%
DMB Associates 7600 E. Doubletree Ranch Road Scottsdale, AZ 85258
Mary Alice D. Malone	54,261,269 Note(2)	13.4%
Iron Spring Farm, Inc. 75 Old Stottsville Road Coatesville, PA 19320
John A. van Beuren and David C Patterson, Voting Trustees under the Major Stockholders’ Voting Trust dated as of June 2, 1990 (“Voting Trust”) and related persons	41,212,345 Note(3)	10.2%
P.O. Box 4098 Middletown, RI 02842 Note(4)
Lord, Abbett & Co. LLC	22,360,000	5.5%
90 Hudson Street Jersey City, NJ 07302-3900

(1)	A director nominee. See note (b) on page 6. The shares shown include 64,774 shares with respect to which Bennett Dorrance has the right to acquire beneficial ownership because of vested stock options.

(2)	A director nominee. See note (c) on page 6. The shares shown include 38,349 shares with respect to which Mary Alice D. Malone has the right to acquire beneficial ownership because of vested stock options.

(3)	David C. Patterson is a director nominee. See note (d) on page 6. Includes 36,829,586 shares (9.1% of the outstanding shares) held by the Voting Trustees with sole voting power and 4,382,759 shares held by participants outside the Voting Trust or by persons related to them, for a total of 41,212,345 shares (10.2% of the outstanding shares). Includes 1,102,845 shares with sole dispositive power held by Hope H. van Beuren and 954,135 shares with sole dispositive power held by her husband, John van Beuren, P.O. Box 4098, Middletown, RI 02842. John and Hope van Beuren also hold 21,013,809 shares with shared dispositive power, including shares held by family partnerships, family trusts and a corporation for a total of 6.2% of the outstanding shares. David C. Patterson, as Chairman of Brandywine Trust Company, a corporate trustee, has shared dispositive power over 245,238 shares. Participants in the Voting Trust have certain rights to withdraw shares deposited with the Voting Trustees, including the right to withdraw these shares prior to any annual or special meeting of the Company’s shareowners. Dispositive power as used above means the power to direct the sale of the shares; in some cases it does not include the power to direct how the proceeds of a sale can be used. The Voting Trust was formed by certain descendants (and spouses, fiduciaries and a related foundation) of the late John T. Dorrance. The participants have indicated that they formed the Voting Trust as a vehicle for acting together as to matters which may arise affecting the Company’s business, in order to obtain their objective of maximizing the value of their shares. The Trustees will act for participants in communications with the Company’s Board of Directors. Participants believe the Voting Trust may also facilitate communications between the Board and the participants.

(4)	Under the Voting Trust Agreement, all shares held by the Voting Trust will be voted by the Trustees, whose decision must be approved by two Trustees if there are two Trustees then acting. The Voting Trust continues until June 1, 2008, unless it is sooner terminated or extended.
      The foregoing information relating to Principal Shareowners is based upon the Company’s stock records and data supplied to the Company by the holders as of the record date for the meeting.

DIRECTOR ATTENDANCE
      During fiscal 2006 (ended July 30, 2006), the Board of Directors met for six regular meetings and two special meetings. Directors meet their responsibilities by attending Board and Committee meetings and through communication with the Chairman, the Chief Executive Officer and other members of management on matters affecting the Company. All directors attended at least 75% of scheduled Board meetings and meetings held by Committees of which they were members.
DIRECTOR COMPENSATION
      The Company’s director compensation program for calendar 2006 is designed to deliver annual compensation at the median of a group of 13 food companies, including Campbell’s key competitors, with the potential for enhanced value from future stock price appreciation, and to link compensation closely to returns to shareowners. Under the program, annual compensation is delivered 50% in stock options (based on the Black-Scholes valuation model and the mean between the high and low stock prices on the last trading day in calendar 2005); 30% in Campbell stock (based on the closing stock price on the last trading day in calendar 2005); and approximately 20% in cash (depending on meeting attendance fees). Directors may elect to receive additional stock options in lieu of the cash payments and/or annual stock grant. They may also elect to defer all or a portion of compensation with the exception of the gain on stock options, which cannot be deferred. Directors are also reimbursed for actual travel expenses.
      For calendar year 2006, the Board determined that median annual director compensation should be approximately $160,000. The components of compensation were as follows:

Annual Stock Grant*	1,612 shares of stock

Annual Option Grant**	10,336 options

Annual Retainer for Committee Chairs other than Audit Committee	$4,000

Annual Retainer for Audit Committee Chair	$10,000

Board Attendance Fee (per in-person meeting)	$1,250

Board Attendance Fee (per conference call meeting)	$625

Committee Attendance Fee (per in-person meeting)	$1,000

Committee Attendance Fee other than Audit Committee (per conference call meeting)	$500

Audit Committee Attendance Fee (per conference call meeting)	$1,000

*	Campbell shares were issued on January 1, 2006, based on a price of $29.77 (the closing price on December 31, 2005).

**	Options were granted on January 1, 2006, at an exercise price of $29.91 (the mean between the high and low prices of Campbell stock on December 31, 2005). Options are granted at the market price on the grant date and may not be repriced.
      Harvey Golub, who served as non-executive Chairman during fiscal 2006 received a cash retainer of $225,000 and 29,685 stock options with a Black-Scholes value of $225,000, in addition to the regular retainer and fees paid to all non-employee directors. The exercise price of the options is $29.28, which was the mean between the high and low prices of Campbell stock on September 22, 2005, the date of grant.
      The Board approved a new director compensation program that is effective January 1, 2007. It is designed to deliver annual director compensation at the median of a group of 23 food and consumer products companies and will be paid 50% in unrestricted Campbell shares and 50% in cash.

Benefits
      The Company does not provide pensions, medical benefits or other benefit programs to directors. The Company matches directors’ gifts to educational institutions on a dollar-for-dollar basis up to $3,000 per year.
BOARD COMMITTEES
      Pursuant to the By-Laws, the Board had established four standing committees as of the record date. The Committees are Audit, Compensation and Organization, Finance and Corporate Development, and Governance. Membership in the standing committees as of the record date was as follows:

Compensation
Audit	and Organization

Edmund M. Carpenter, Chair Randall W. Larrimore Charles R. Perrin George Strawbridge, Jr. Les C. Vinney	Charles R. Perrin, Chair Paul R. Charron Bennett Dorrance Kent B. Foster Philip E. Lippincott A. Barry Rand Charlotte C. Weber

Finance and
Corporate Development	Governance

Philip E. Lippincott, Chair Edmund M. Carpenter Paul R. Charron Douglas R. Conant Mary Alice D. Malone David C. Patterson George Strawbridge, Jr.	Kent B. Foster, Chair Bennett Dorrance Randall W. Larrimore Mary Alice D. Malone David C. Patterson Les C. Vinney Charlotte C. Weber

AUDIT COMMITTEE	10 meetings in fiscal 2006

●	Evaluates the performance of and selects the Company’s independent registered public accounting firm, subject only to ratification by the shareowners;

●	Reviews the scope and results of the audit plans of the independent registered public accounting firm and the internal auditors;

●	Oversees the adequacy and effectiveness of the Company’s internal controls;

●	Reviews the performance and resources of the internal audit function, which reports directly to the Committee;

●	Confers independently with the internal auditors and the independent registered public accounting firm;

●	Reviews the Company’s financial reporting and accounting principles and standards and the audited financial statements to be included in the annual report;

●	Reviews the Company’s quarterly financial results and related disclosures;

●	Approves all permissible non-audit services to be performed by the independent registered public accounting firm and all relationships the independent registered public accounting firm has with the Company; and

●	Determines the appropriateness of fees for audit and non-audit services performed by the independent registered public accounting firm.

COMPENSATION AND ORGANIZATION COMMITTEE	5 meetings in fiscal 2006

●	Conducts an annual performance evaluation of the Chief Executive Officer by all independent directors;

●	Determines and approves the salary and incentive compensation, including bonus and restricted stock, for the Chief Executive Officer, with input from the other independent directors;

●	Reviews and approves the salaries and incentive compensation for senior executives;

●	Reviews and approves the short-term and long-term incentive compensation programs, including the performance goals;

●	Reviews the executive salary structure and the apportionment of compensation among salary and short-term and long-term incentive compensation;

●	Reviews and approves the total incentive compensation to be allocated annually to employees;

●	Reviews and recommends to the Board significant changes in the design of employee benefit plans;

●	Reviews major organization changes; and

●	Reviews executive organization and principal programs for executive development, and annually reports to the Board on management development and succession planning.

FINANCE AND CORPORATE DEVELOPMENT	6 meetings in fiscal 2006

●	Reviews and recommends to the Board all issuances, sales or repurchases of equity and long-term debt;

●	Reviews and recommends changes in the Company’s capital structure;

●	Reviews and recommends the capital budget and capital expenditure program;

●	Reviews and recommends acquisitions, divestitures, joint ventures, partnerships or combinations of business interests;

●	Recommends proposed appointments to the Administrative Committee of the 401(k) savings plans and pension plans; and

●	Oversees the administration and the investment policies and practices of the Company’s 401(k) savings plans and pension plans.

GOVERNANCE COMMITTEE	5 meetings in fiscal 2006
      Reviews and makes recommendations to the Board regarding:

●	The organization and structure of the Board;

●	Qualifications for director candidates;

●	Candidates for election to the Board;

●	Evaluation of the Chairman’s performance;

●	Candidate for the position of Chairman of the Board;

●	Chairpersons and members for appointment to the Board Committees;

●	Remuneration for Board members who are not employees; and

●	The role and effectiveness of the Board, the respective Board Committees and the individual directors in the Company’s corporate governance process.
      The Governance Committee seeks potential nominees for Board membership in various ways and will consider suggestions submitted by shareowners. See page 15 regarding the procedures for submitting nominee information.

      Actions taken by any of the foregoing committees are reported to the Board. All members of the Board receive copies of the minutes of all committee meetings and copies of the materials distributed in advance of the meetings for all the committees.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
      There are no reportable transactions pursuant to this requirement.
CORPORATE GOVERNANCE
      The Board of Directors is responsible for overseeing the business of the Company, and the competence and integrity of its management, to serve the long-term interests of the shareowners. The Board believes that sound corporate governance is essential to diligent and effective fulfillment of its oversight responsibilities.
Corporate Governance Standards and Committee Charters
      Campbell first published Corporate Governance Standards in its proxy statement in 1992. The Standards are reviewed annually by the Governance Committee and approved by the Board. In 2003, the Governance Committee and the Board undertook a comprehensive review of the Corporate Governance Standards, the charters of the standing committees, and the overall governance structure of the Company, in light of new statutory and regulatory requirements, proposed new rules and recommendations of the New York Stock Exchange, and the ongoing discussion of effective means for raising the standards of governance of public companies. Revised Corporate Governance Standards and committee charters that were developed and approved by the Board in the course of this review were included in the 2003 proxy statement. In 2004, these documents were further revised to reflect the text of the New York Stock Exchange Corporate Governance Listing Standards that was approved by the Securities and Exchange Commission in November 2003. The Company’s current Corporate Governance Standards appear in Appendix A. Also set forth in Appendix A are procedures by which interested persons can communicate concerns to the Board of Directors and the Audit Committee.
Director Independence
      Appendix A also contains a statement of standards the Board has adopted to assist it in evaluating the independence of Campbell directors. These standards were revised in 2005 to reflect amendments to the New York Stock Exchange Corporate Governance Listing Standards approved in 2004.
      The Standards for the Determination of Director Independence describe various types of relationships that could potentially exist between a director and the Company, and define the thresholds at which such relationships would be deemed material. The Board will deem a director to be independent if (i) no relationship exists that would disqualify the director under the guidelines set forth in paragraphs 1 and 2 of the Standards, and (ii) the Board has determined that based on all relevant facts and circumstances, any other relationship between the director and the Company, not covered by paragraphs 1 and 2, is not material. In any case in which the Board makes the latter determination, the relationship will be disclosed in the proxy statement, along with the basis for the Board’s conclusion that it is not material. The Board has determined that there are no such relationships between Campbell and any of the nominees listed in this proxy statement, except Mr. Conant.

      The Board has determined that each of the following director nominees is independent:

Edmund M. Carpenter	Sara Mathew
Paul R. Charron	David C. Patterson
Bennett Dorrance	Charles R. Perrin
Kent B. Foster	Barry A. Rand
Harvey Golub	George Strawbridge, Jr.
Randall W. Larrimore	Les C. Vinney
Philip E. Lippincott	Charlotte C. Weber
Mary Alice Malone
Evaluations of Board Performance
      Since 1995, the Board’s Governance Committee has led annual evaluations of Board performance. The evaluation process is designed to facilitate ongoing, systematic examination of the Board’s effectiveness and accountability, and to identify opportunities for improving its operations and procedures.
      In accordance with the requirements of the Corporate Governance Listing Standards of the New York Stock Exchange, in 2006 the Board completed an evaluation process focusing on the effectiveness of the performance of the Board as a whole, and each standing committee conducted a separate evaluation of its own performance and of the adequacy of its charter. The Governance Committee designed and coordinated the Board evaluation and reported on its results. Each committee also reported to the Board on the results of its annual evaluation.
      In the Board evaluation process, each director completed an evaluation form that solicited directors’ comments and numerical ratings on 30 questions relating to the qualifications and responsibilities of directors, the effectiveness of Board and committee operations, and the oversight of management. Following review and discussion of a composite report by the Governance Committee, the Chair of the Committee presented a report to the Board that provided recommendations to enhance Board effectiveness based upon the responses received in this process.
      In the committee evaluation process, the members of each standing committee completed an evaluation form that elicited numerical ratings of and written comments on the appropriateness of the committee’s charter and the adequacy of the written materials distributed in advance of meetings, the time available for discussion of important policy matters, and the manner in which specific committee responsibilities were discharged. Following discussion of a composite report within each committee, the chair of the committee reported to the Board regarding its overall findings and recommendations to improve committee operations.
Director Continuing Education
      Since fiscal 2005 the Company has maintained a formal program of continuing education for directors. The curriculum for fiscal 2006 included nine hours of instruction, including a two-hour program on developments and trends in the consumer products industry, presented by outside specialists; a 1 1/2 hour program on director liability and fiduciary obligations, presented by outside counsel; a 1 1/2 hour program focusing on the interpretation of consumption and market share data; two one-hour programs focusing respectively on the management of product crises and assurance of product integrity; a 30-minute presentation on the Company’s compliance and ethics program; and two 45-minute courses on Campbell’s Code of Business Conduct and Ethics and the legal prohibitions on insider trading. Most directors participated in all of these programs.

Nomination and Evaluation of Candidates for Director
      The charter of the Governance Committee is available on the governance section of the Company’s corporate Web site at www.campbellsoupcompany.com. All members of the Governance Committee are independent directors as defined by the rules of the New York Stock Exchange and the standards set forth in Appendix A.
      Among other things, the Governance Committee is responsible for investigating, reviewing and evaluating the qualifications of candidates for membership on the Board and for assessing the contributions and performance of directors eligible for re-election. It is also responsible for recommending director nominees for approval by the Board and nomination for election at the Annual Meeting of Shareowners.
      Recommendation of New Nominees. When vacancies on the Board arise due to the retirement or resignation of directors, the Governance Committee may consult with other directors and/or with senior management to obtain recommendations of potential candidates to fill these positions, and may also retain a search firm to assist it in identifying and evaluating candidates. The Governance Committee also considers candidates for election to the Board who are recommended to the Committee by shareowners.
      The Governance Committee believes that a nominee for election to the Campbell Board should, at minimum:

●	be a person of the highest integrity;

●	have the ability to exercise independent judgment;

●	be committed to act in the best interest of all shareowners;

●	abide by exemplary standards of business and professional conduct;

●	have the skills and judgment to discharge duties and responsibilities of a director;

●	be willing and able to devote the proper time and attention to fulfill the responsibilities of a director;

●	have no conflicts of interest arising from other relationships or obligations; and

●	have the ability to provide active, objective and constructive input at meetings of the Board and committees.
      In addition, the Committee believes that, collectively, the Board should include directors who are:

●	reasonably sophisticated about the duties and responsibilities of directors of a public company;

●	knowledgeable about the consumer products industry, business operations, marketing, the operations of retail businesses, and finance and accounting;

●	respected in the business community;

●	knowledgeable about general economic trends; and

●	knowledgeable about the standards and practices of good corporate governance.
      All candidates considered by the Governance Committee for potential recommendation to the Board as director nominees are evaluated by the Committee in light of the minimum qualifications listed above. When vacancies occur, the Governance Committee also reviews the overall composition of the Board to determine whether the addition of a director with one or more of the additional skills or qualities listed above would be desirable to enhance the effectiveness of the Board, and whether candidates with other specific experience or expertise should be sought at that particular time. If a search firm is retained to assist in identifying and evaluating candidates, the Committee also considers the assessments of the search firm and the background information it provides on the persons recommended for the Committee’s consideration. The Chairman of the Board, the Chair of the Governance Committee and the Chief

Executive Officer customarily interview leading candidates. Other directors and/or members of senior management may also interview these candidates. Candidates recommended by shareowners will be evaluated using the same process that is employed to evaluate any other candidate.
      Re-Nomination of Incumbent Directors. The Company’s Corporate Governance Standards require the Governance Committee to assess the performance of each director eligible for re-election at the Annual Meeting. The Governance Committee’s annual agenda contemplates that these assessments will occur shortly before the Committee recommends a slate of director nominees for approval by the Board. In the individual director assessment conducted by the Governance Committee in 2006, each director was evaluated in light of the criteria set forth in the Governance Standards with respect to the qualification of directors and the composition of the Board. In addition, the Chair of the Governance Committee solicited from the Chairman of the Board his assessment of the contributions of directors.
      2006 Nominees. All of the director nominees listed in this proxy statement were also nominated by the Board and elected by the shareowners in 2005. In September 2006, the Board amended the Company’s Governance Standards to change the mandatory retirement age for directors from 70 to 72.
      Shareowner Recommendations. Shareowners who wish to recommend candidates for nomination for election to the Board may do so by writing to the Corporate Secretary of Campbell Soup Company at 1 Campbell Place, Camden, New Jersey 08103-1799. The recommendation must include the following information:

1.	The candidate’s name and business address;

2.	A resume or curriculum vitae which describes the candidate’s background and demonstrates that he or she meets the minimum qualifications set forth above;

3.	A letter from the candidate stating that he or she is willing to serve on the Board if elected, and identifying any legal or regulatory proceedings in which he or she has been involved in during the last five years; and

4.	A statement from the shareowner recommending the candidate indicating that he or she is the registered owner of Campbell shares, or a written statement from the “record holder” of Campbell shares indicating that the shareowner is the beneficial owner of such shares.
Director Attendance at Annual Meeting of Shareowners
      The Company’s policy regarding director attendance at the Annual Meeting of Shareowners is that, in addition to the Chairman of the Board and the CEO, the chairs of the Audit Committee, the Compensation and Organization Committee and the Governance Committee are expected to attend the meeting. The five directors who occupied these positions attended the 2005 Annual Meeting of Shareowners.
The Governance Committee

Kent B. Foster, Chairman	David C. Patterson
Bennett Dorrance	Les C. Vinney
Randall W. Larrimore	Charlotte C. Weber
Mary Alice D. Malone

AUDIT COMMITTEE REPORT
      The Audit Committee is comprised of the five directors named below. The Board has determined that each member of the Committee meets the current requirements as to independence, experience and expertise established by the New York Stock Exchange and applicable rules and regulations. In addition, the Board of Directors has determined that Edmund M. Carpenter is an audit committee financial expert as defined by SEC rules. A copy of the Audit Committee Charter, as most recently updated in September 2004, is available at the Company’s corporate web site at www.campbellsoupcompany.com in the governance section under Board Committees.
      One of the Audit Committee’s primary responsibilities is to assist the Board in its oversight of the integrity of the Company’s financial statements and financial reporting process.
      To fulfill these oversight responsibilities, the Committee has reviewed and discussed with management and the independent registered public accounting firm the audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended July 30, 2006, and has reviewed and discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 90, Audit Committee Communications. In addition, the Committee has received from the independent auditors a written report stating that they are not aware of any relationships between the registered public accounting firm and the Company that, in their professional judgment, may reasonably be thought to bear on their independence, consistent with Independence Standards Board Standard Number 1, Independence Discussions with Audit Committees, and has discussed with the independent registered public accounting firm the registered public accounting firm’s objectivity and independence. The Committee has also considered whether the provision of non-audit services by the independent registered public accounting firm to the Company for the most recent fiscal year and the fees and costs billed and expected to be billed by the independent registered public accounting firm for those services are compatible with maintaining its independence.
      The Audit Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Committee has reviewed with the internal auditors and independent registered public accounting firm, with and without members of management present, the results of their examinations, their assessment of the Company’s internal controls and the overall quality of the Company’s financial reporting. In addition, the Audit Committee has discussed with the Chief Executive Officer and the Chief Financial Officer the processes that they have undertaken to evaluate the accuracy and fair presentation of the Company’s financial statements and the effectiveness of the Company’s system of disclosure controls and procedures.
      Based on the review and discussions described in this report, the Audit Committee recommended to the Board of Directors that Campbell’s audited consolidated financial statements be included in Campbell’s Annual Report on Form 10-K for the fiscal year ended July 30, 2006, for filing with the Securities and Exchange Commission. The Audit Committee also recommended to the Board that PricewaterhouseCoopers LLP be appointed independent registered public accounting firm for the Company for fiscal 2007.

The Audit Committee

Edmund M. Carpenter, Chairman
Randall W. Larrimore
Charles R. Perrin
George W. Strawbridge, Jr.
Les C. Vinney

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES
      The aggregate fees, including expenses, billed by PricewaterhouseCoopers LLP (“PwC”), Campbell’s independent registered public accounting firm, for professional services in Fiscal 2006 and 2005 were as follows:

Services Rendered	Fiscal 2006	Fiscal 2005

Audit Fees	$5,133,000	$5,344,000
Audit-Related Fees	$553,000	$45,000
Tax Fees	$734,000	$740,000
All Other Fees	0	0
      The Audit Committee’s Charter provides that the Committee will pre-approve all audit services and all permissible non-audit services (including the fees and terms thereof) to be performed for the Company by its independent registered public accounting firm. From time to time, the Committee may delegate its authority to pre-approve non-audit services to one or more Committee members. Any such approvals shall be reported to the full Committee at the next Audit Committee meeting.
      The audit fees for the years ended July 30, 2006 and July 31, 2005 include fees for professional services rendered for the audits of the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of the Company, statutory audits and the issuance of consents.
      The audit-related fees for the years ended July 30, 2006 and July 31, 2005 include fees for services related to employee benefit plan audits, certain agreed-upon procedures reports, accounting consultations, SAP pre-implementation controls reviews, and work related to the divestiture of the Company’s UK and Irish businesses.
      Tax fees for the years ended July 30, 2006 and July 31, 2005 include fees for services related to tax compliance, including the preparation of tax returns and tax assistance with transfer pricing and tax audits.
      In fiscal 2006 and 2005, 100% of the audit fees, audit-related fees, and tax fees were approved either by the Audit Committee or its designee.
COMPENSATION OF EXECUTIVE OFFICERS
Compensation and Organization Committee’s Report on Executive Compensation
      The Compensation and Organization Committee is comprised of the seven directors named below. The Board has determined that all members of the Committee are independent directors as defined by the New York Stock Exchange rules. The Committee establishes and administers the Company’s executive compensation program and reviews major organization changes and the Company’s succession planning and leadership development processes. The Committee’s charter is available in the governance section of the Company’s Web site at www.campbellsoupcompany.com. The Committee retains an independent compensation consultant who reports directly to the Committee and advises the Committee on CEO compensation, compensation trends, governance issues, and projects of current interest to the Committee.
      The Committee annually reviews the Company’s compensation strategy, principles and policies, including the apportionment of pay between fixed compensation elements and incentive compensation, and the design of incentive compensation programs. The Committee establishes and regularly reviews the compensation levels of officers and other key managers, and authorizes the aggregate amount of any incentive awards. The Committee reviews and approves all compensation actions for the Chief Executive Officer and approximately the top 35 positions of the Company.

      The objectives of the Company’s executive compensation program are to:

●	Align the financial interests of the Company’s executives with those of its shareowners, in both the short and long term;

●	Provide incentives for achieving and exceeding the Company’s short-term and long-term goals;

●	Retain and attract highly competent executives by providing total compensation that is competitive with compensation at other well-managed companies in the food and consumer products industries; and

●	Differentiate the level of compensation to executives based on individual, business unit, and total Company performance, leadership potential, crucial skills, and level of responsibility within the Company.
      The Committee compares total compensation levels with 29 companies in the food and consumer products industries with which Campbell competes for attraction and retention of talent (the “Compensation Peer Group”). This Compensation Peer Group is approved by the Committee. For fiscal 2006, Campbell’s programs were designed to deliver fixed compensation elements, including salary, benefits, and perquisites, at the median of the Compensation Peer Group; annual incentive compensation (bonus) at the median of the Compensation Peer Group, if performance goals were achieved; and long-term incentive compensation at the sixty-fifth (65th) to seventy-fifth (75th) percentile, if the Company’s performance, as measured by Campbell’s Total Shareholder Return (TSR) as compared with the TSRs of the companies in the S&P Packaged Foods Group plus Kraft Foods Inc. (the “Performance Peer Group”) is consistently above median. The compensation program approved by the Committee for fiscal 2006 was designed so that when internal performance goals are achieved, and when the Company’s TSR is consistently above the median of the Performance Peer Group, the total compensation of Campbell’s executives will be above the median of the Compensation Peer Group.
      There are three major elements of Campbell’s executive compensation program: base salary, annual incentive, and long-term incentives. The proportion of compensation delivered in each of these three elements is designed to:

●	Be generally consistent with competitive practices in order to attract and retain key executives;

●	Provide the opportunity for executives to earn above-median compensation primarily through long-term incentives, with performance goals that align executives’ interests directly with those of our shareowners, and

●	Provide consistency over time in the allocation of compensation opportunity among the three elements, while varying actual pay based on performance.
      Base Salary — Base salaries are intended to provide a level of cash compensation that is competitive in relation to the responsibilities of each executive’s position. Salary ranges and individual salaries for senior executives are reviewed annually by the Committee. In determining individual salaries, the Committee considers the scope of job responsibilities, individual contributions, business performance, job market conditions, the Company’s salary budget guidelines and current compensation as compared to market practice in the Compensation Peer Group.
      Annual Incentive (Bonus) — Annual incentives are intended to motivate and reward the achievement of business goals as approved by the Board of Directors in the annual Operating Plan and three-year Strategic Plan, and to assure that these goals are achieved in a manner that strengthens the business for the long term. At the beginning of each fiscal year, the Committee establishes a competitive annual incentive target, expressed as a percent of salary, for each participating executive. The sum of the individual incentive targets for all participants in the plan (approximately 1,900 executives and managers) comprises the target bonus pool.
      Following the end of the fiscal year, the Committee assesses total Company performance and establishes the total bonus pool based on business performance. Bonus awards to each executive, within the limits of the approved total pool, are based on business unit/function performance and individual performance, and can vary from 0 to 175% of the incentive target. Extraordinary items, such as major restructuring and accounting changes, are excluded in determining the bonus pool.
      Since fiscal 2003, the Committee has used a “balanced scorecard” approach to setting performance goals and evaluating annual Company performance. Under this approach, performance goals are established and approved by the Committee in the following four key measurement areas for the total Company: (1) financial, (2) marketplace, (3) operational and (4) strategic. In assessing performance against these goals, the Committee considers a mix of quantitative and qualitative criteria. In the financial area, the quantitative measures include net sales, earnings, profit margins, marketing expenditures, working capital and performance versus peer food companies in sales and earnings. In the marketplace area, the quantitative measures are consumption and market share changes. For the operational and strategic areas, progress toward achievement of major initiatives to deliver the annual Operating Plan and the three-year Strategic Plan is assessed.
      Following the end of the fiscal year, results are evaluated for each performance goal and an overall total Company bonus score is determined. For fiscal 2006, the Committee determined the achievement of financial and strategic goals were significantly above target. The operational goals were on target and marketplace goals were slightly below target. The Committee assessed the quality of the results of the total Company and awarded a bonus pool of 130% of the target pool. The Committee’s assessment of these results was based on its judgment of overall performance. No weightings were applied to the various goals in the determination of the overall score. Incentive bonus payments to executive officers for fiscal 2006 ranged from 130% to 145% of target incentive amount with an average of 134.5%.
      Long-Term Incentives — Long-term incentives are intended to motivate and reward executives based upon the Company’s success in delivering superior value to its shareowners, and to retain executives. For several years prior to fiscal 2006, Campbell used two long-term incentive programs for its top 350 executives, a full value time-lapse restricted stock program and a stock option program. The value delivered to these executives through each program was intended to be approximately 50% of total competitive long-term incentive value. For other executives (about 850 people) the long-term incentive program consisted entirely of stock options. While this program was replaced in fiscal 2006 with a new long-term incentive program consisting entirely of full value performance-restricted stock for executive officers, grants under the former program are still outstanding. The former programs were described in prior years’ proxy statements.
New Long-Term Incentive Program for Fiscal 2006
      During fiscal 2005, the Committee conducted a comprehensive analysis of the Company’s long-term incentive program. The Committee’s independent consultant advised the Committee throughout this project. As a result of this analysis, the Committee approved a new long-term incentive program for fiscal 2006, consisting of three types of full value restricted stock: (1) TSR performance-restricted stock which is earned based on the Company’s Total Shareowner Return compared to the TSRs of the companies in the Performance Peer Group; (2) EPS performance-restricted stock which is earned based on the achievement of a specific level of Earnings Per Share (EPS) each fiscal year; and (3) time-lapse restricted stock. For executive officers, 70% of the long-term incentive opportunity is delivered in TSR performance-restricted stock and 30% in EPS performance-restricted stock. For senior executives who are not executive officers, 70% of the long-term incentive opportunity is delivered in TSR performance-restricted stock and 30% in time-lapse restricted stock. Other executives in the program receive a higher proportion of time-lapse restricted stock and a lower proportion of TSR performance-restricted stock. The Committee concluded that executives would be more motivated by and place a higher economic value on full value restricted stock as compared to stock options. Regular awards of stock options are not part of the new program. However, stock options may still be granted by the Compensation Committee on a selective basis. No stock options were granted to executives in fiscal 2006.

      Initial grants under the new program were made in September 2005 to approximately 1,200 executives. For the past three years, equity grants have been made by the Committee in September, which is near the beginning of the Company’s fiscal year. Individual grants were based on the executive’s level of responsibility in the Company, possession of critical skills, individual performance and future leadership potential as assessed in the Company’s human resources planning process.
      All shares used in the Company’s executive compensation programs are shares which were previously issued and outstanding and were reacquired by the Company.
Additional Awards
      On occasion, the Committee may grant additional short-term or long-term cash or equity awards to recognize increased responsibilities or special contributions, to attract new hires to the Company, to retain executives, or to recognize other special circumstances. The Committee has authorized the CEO to make short-term cash awards to recognize special contributions and accomplishments. The aggregate amount of the awards cannot exceed $500,000 in any fiscal year. Any such awards to named executive officers are included in the bonus column on page 23.
Other Programs
      The Company also provides its officers and key managers with life insurance and medical coverage; pension, savings and compensation deferral programs; and perquisites and other benefits that are competitive with market practices.
Total Compensation Report
      On an annual basis, the Committee reviews a detailed total compensation report (“tally sheet”) that summarizes and totals the value of all compensation and benefits received annually by the Company’s top six most highly-compensated executives, and all compensation and benefits for which they would be eligible upon leaving the Company in the event of voluntary resignation, retirement, termination without cause, termination without cause following a change in control of the Company, or termination for cause. During this review, the Committee determined that the amounts of compensation currently paid, in aggregate, and the amounts that would be paid upon termination of employment, in aggregate, are appropriate and reasonable.
Executive Stock Ownership
      Approximately the top 90 executives are required to achieve an ownership stake in the Company that is significant in comparison with the executive’s salary. Until the ownership level is achieved, executives must retain at least half of the after-tax value of each equity award in Campbell shares (vesting of restricted stock or exercise of options). Executive officers of the Company are prohibited from selling in a twelve-month period more than 50% of the value of shares owned and vested options in excess of the applicable ownership standard. The ownership requirements expressed in terms of the value of shares to be owned are as follows:

Position	Required Ownership

Chief Executive Officer	$5,750,000
Executive Vice President	$2,400,000
Senior Vice President	$850,000 to $2,000,000
Vice President	$350,000 to $1,000,000
      Executives may count toward these requirements the value of shares owned and shares which are deferred and fully vested in the Company’s savings and deferred compensation programs. Restricted shares and unexercised stock options are not counted in calculating ownership. Executive stock ownership requirements ranging from $300,000 to $1,500,000 apply to executives below the Corporate

Vice President level. Company policy prohibits executives from hedging the economic risk associated with fully owned shares, restricted shares and unexercised stock options.
Policy on Deductibility of Compensation
      Section 162(m) of the Internal Revenue Code limits the tax deductibility of compensation paid to the executive officers listed on page 23 (named executive officers) to $1 million, unless certain requirements are met. The Committee’s policy is to comply with the requirements of Section 162(m) except where the Committee determines that compliance is not in the best interests of the Company and its shareowners. All annual bonus payments and restricted stock grants to executive officers for fiscal year 2006 met the requirements for deductibility under Section 162(m).
CEO Compensation and Evaluation
      The compensation design for the CEO, Douglas R. Conant, is consistent with the program described above for the other executive officers of the Company. Mr. Conant’s compensation is designed to be competitive with the CEO compensation paid in the Compensation Peer Group and incentive compensation is directly linked to Company performance and his performance. The process used to review and establish Mr. Conant’s compensation in fiscal 2006 was as follows:

•	In March 2005 the Committee reviewed all elements of his compensation including cash, the value of past equity grants, deferred compensation and savings account balances, and the lump sum value of pension benefits and projected severance benefits.

•	In June 2005 the Committee reviewed Mr. Conant’s salary and his proposed targets as a percentage of his salary for annual and long-term incentives compared to the CEO salary and targets for the Compensation Peer Group. The Committee received the opinion of its independent compensation consultant regarding Mr. Conant’s salary and his incentive targets. The Committee met in executive session to discuss the CEO’s salary and targets, and the Committee’s conclusions were discussed with the independent directors in an executive session.

•	In September 2005 the Committee considered the results of the CEO evaluation and the performance of the Company for fiscal 2005 and developed a final recommendation regarding a salary increase for Mr. Conant. The Committee also developed a final recommendation regarding the targets for his annual and long-term incentives for fiscal 2006. The Committee received the opinion of its independent compensation consultant regarding Mr. Conant’s proposed salary and incentive targets. These recommendations were discussed by the Committee and the independent directors in an executive session, and then approved by the Committee.
      The Board evaluated Mr. Conant’s performance based on the total Company’s performance as measured by the “balanced scorecard” approach described above under “Annual Incentive,” and evaluated his personal performance in the following areas:

•	development of a long-term strategy and timely progress toward strategic objectives;

•	development and communication of a clear and consistent vision of the Company’s goals and values;

•	achievement of appropriate annual and longer-term financial goals;

•	continuous improvement of the quality, value and competitiveness of Campbell’s products and business systems;

•	management development and succession planning;

•	programs for the recruitment, training, compensation, retention and motivation of all employees;

•	spokesperson for the Company; and

•	relationship with the Board of Directors.

      Based on the above review of competitive data, Company performance and Mr. Conant’s performance, his salary was increased in fiscal 2006 to $1,100,000 on October 1, 2005. This amount is somewhat below the median salary for CEO’s in the Compensation Peer Group. Mr. Conant was appointed President and CEO on January 8, 2001 and his annual salary was set at $900,000. Mr. Conant’s annual salary was increased to $950,000 on October 1, 2001 and remained at that level until October 1, 2005. His bonus earned in fiscal 2006 was $2,502,500. This bonus was based on Company performance compared to the goals for the annual incentive plan set forth on pages 18 and 19 and his performance as determined by the Board in the CEO evaluation process.
Compensation and Organization Committee

Charles R. Perrin, Chairman	Philip E. Lippincott
Paul R. Charron	A. Barry Rand
Bennett Dorrance	Charlotte C. Weber
Kent B. Foster
COMPENSATION AND ORGANIZATION COMMITTEE INTERLOCKS AND
INSIDER PARTICIPATION
      None

SUMMARY COMPENSATION
      The following table sets forth the cash compensation awarded, paid to, or earned by the Company’s Chief Executive Officer and the four other most highly paid executive officers.

					Long-Term
					Compensation Awards

		Annual
		Compensation			Awards		Payouts

						Securities
Name and	Fiscal			Other Annual	Stock	Underlying	LTIP	All Other
Principal Position	Year	Salary	Bonus	Compensation(2)	Awards(1)	Options(#)	Payouts($)	Compensation(3)

Douglas R. Conant(4)	2006	$1,075,000	$2,502,500	$99,544	0	0	0	$89,695
President and Chief	2005	$950,000	$1,878,625	$92,384	$1,521,565	805,000	0	$84,859
Executive Officer	2004	$950,000	$1,527,200	$110,387	$1,722,864	904,000	0	$74,316

Mark A. Sarvary(5)	2006	$611,667	$855,465	$32,000	0	0	0	$42,260
Executive Vice President	2005	$592,500	$708,050	$32,000	$943,200	100,000	0	$230,191
of Campbell Soup Company	2004	$495,625	$594,962	$32,000	$480,414	90,000	0	$116,051
and President of Campbell North America

Ellen Oran Kaden(6)	2006	$514,583	$620,874	$69,013	0	0	0	$32,473
Senior Vice President —	2005	$495,000	$500,000	$68,146	$710,020	75,900	0	$29,850
Law and Government	2004	$470,000	$397,240	$70,927	$720,621	100,000	$327,438	$26,017
Affairs

Robert A. Schiffner(7)	2006	$472,500	$585,750	$56,000	0	0	0	$30,256
Senior Vice President and	2005	$450,833	$497,283	$56,000	$628,800	80,500	0	$28,444
Chief Financial Officer	2004	$405,000	$291,600	$56,000	$632,269	100,000	$327,438	$20,898

Larry McWilliams(8)	2006	$500,000	$555,000	$32,000	0	0	0	$29,086
Senior Vice President of	2005	$455,867	$406,397	$32,000	$821,880	79,695	0	$33,017
Campbell Soup Company	2004	$421,250	$269,124	$32,000	$552,200	90,000	$177,750	$53,859
and President of Campbell — International

(1)	The Restricted Stock Awards listed in the above table include (i) awards of time-lapse restricted shares for retention purposes or forfeiture repair for new hires who give up unvested stock and stock option grants by their previous employers; and (ii) awards of time-lapse restricted shares under prior long-term incentive compensation programs. In fiscal 2006, the Company adopted a new long-term incentive program that is described on page 19. The shares granted to executive officers under this program are all performance-restricted shares and are disclosed on page 25 in the “Fiscal 2006 Long-Term Incentive Grants” table.

The awards of time-lapse restricted in the above table are valued based on the market price of Campbell shares on the date of the grant. Dividends are paid on all restricted stock.

The aggregate amount of all restricted stock (RS), including both time-lapse and performance-restricted stock, held by the persons listed in the table at the end of the fiscal year (July 30, 2006), and valued based on the closing price as of that date ($36.77), were as follows: Douglas R. Conant 324,675 RS/$11,938,300; Mark A. Sarvary 105,100 RS/$3,864,527; Ellen Oran Kaden 91,000 RS/$3,346,070; Robert A. Schiffner 83,267 RS/$3,061,728; and Larry S. McWilliams 87,068 RS/$3,201,490.

(2)	“Other annual compensation” is explained in the footnotes for the various individuals.

(3)	“All other compensation” consists of Company payments for long-term disability insurance and Company contributions or allocations to savings plans (both tax qualified and supplemental) as well as, if applicable, additional compensation that is explained in the footnotes for the various individuals.

(4)	Mr. Conant was appointed President and Chief Executive Officer in January 2001. Other annual compensation in fiscal 2006 consisted of: $51,544 for car and driver expenses, and $48,000 under the Company’s Personal Choice Program; in fiscal 2005 consisted of: $44,384 for car and driver expenses, and $48,000 under the Company’s Personal Choice Program; and in fiscal 2004 consisted of: $62,387 for car and driver expenses, and $48,000 under the Company’s Personal Choice Program. The Company’s Personal Choice Program provides quarterly cash payments to executives in lieu of reimbursements for items such as tax or estate planning services or financial planning services.

(5)	Mr. Sarvary joined the Company in August 2002. Other annual compensation in fiscal 2006, 2005 and 2004 consisted of $32,000 under the Company’s Personal Choice Program. All other compensation in 2005 included relocation expenses of $191,174. All other compensation in fiscal 2004 included $83,333 for forfeiture of a mortgage interest subsidy provided by his former employer.

(6)	Ms. Kaden joined the Company in April 1998. In fiscal 2006, other annual compensation consisted of $22,013 for driver expenses and $47,000 under the Company’s Personal Choice Program; in fiscal 2005, other annual compensation consisted of $21,146 for driver expenses and $47,000 under the Company’s Personal Choice Program; and in fiscal 2004 other annual compensation consisted of $23,927 for driver expenses and $47,000 under the Company’s Personal Choice Program.

(7)	Mr. Schiffner joined the Company in February 2001. Other annual compensation in fiscal years 2006, 2005 and 2004 consisted of $24,000 in commuting expenses and $32,000 under the Company’s Personal Choice Program.

(8)	Mr. McWilliams joined the company in March 2001. Other annual compensation in 2006, 2005 and 2004 consisted of $32,000 under the Company’s Personal Choice Program. All other compensation included relocation expenses of $21,947 in 2004 and a mortgage subsidy of $7,149 and $11,201 in 2005 and 2004 respectively.

FISCAL 2006 LONG-TERM INCENTIVE GRANTS

			Estimated Future Payments
	Number of	Performance
	Shares	Period	Threshold(#)	Target(#)	Maximum(#)

Douglas R. Conant
TSR shares(1)	(3)	FY ’06 – ’08	78,750	157,500	315,000
EPS shares(2)	(3)	FY ’06 – ’08	67,500	67,500	67,500

Mark A. Sarvary
TSR shares(1)	(3)	FY ’06 – ’08	20,125	40,250	80,500
EPS shares(2)	(3)	FY ’06 – ’08	17,250	17,250	17,250

Ellen Oran Kaden
TSR shares(1)	(3)	FY ’06 – ’08	16,275	32,550	65,100
EPS shares(2)	(3)	FY ’06 – ’08	13,950	13,950	13,950

Robert A. Schiffner
TSR shares(1)	(3)	FY ’06 – ’08	15,400	30,800	61,600
EPS shares(2)	(3)	FY ’06 – ’08	13,200	13,200	13,200

Larry S. McWilliams
TSR shares(1)	(3)	FY ’06 – ’08	15,750	31,500	63,000
EPS shares(2)	(3)	FY ’06 – ’08	13,500	13,500	13,500

(1)	Total Shareholder Return (TSR) performance-restricted stock is earned based on the company’s TSR compared to the TSRs of the companies in the S&P Packaged Foods Group plus Kraft Foods Inc. The payments can range from 0 to 200% at the end of the three-year performance period.

(2)	Earning Per Share (EPS) performance-restricted stock is earned based on the Company’s achievement of a specific level of EPS for each one of the three fiscal years in the performance period. One third of the EPS shares listed in the table will be paid out at the end of each fiscal year provided the EPS goal for the year is achieved. If the goal is not achieved in a fiscal year, then one third of the EPS shares will be forfeited.

(3)	The actual number of shares that will be paid out cannot be determined because shares are earned based on performance as noted in footnotes (1) and (2). The TSR and EPS performance-restricted shares are structured to qualify as performance-based compensation under section 162(m) of the Internal Revenue Code. The Compensation Committee may, in its discretion, adjust TSR award payouts downwards in extraordinary circumstances.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
FISCAL YEAR-END OPTION VALUES

			Securities Underlying		Value of Unexercised
			Number of Unexercised		In-the-Money Options at
			Options at FY-End(#)		FY-End($)(2)
	Shares
	Acquired on	Realized
Name	Exercise(#)	($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Douglas R. Conant	0	0	3,488,900	925,100	$31,290,847	$9,456,723

Mark A. Sarvary	0	0	169,000	106,000	$2,007,070	$1,086,180

Ellen Oran Kaden	0	0	376,570	93,130	$3,556,117	$950,283

Robert A. Schiffner	0	0	343,400	96,350	$3,490,842	$983,804

Larry S. McWilliams	0	0	223,158	91,787	$2,216,917	$938,223

(1)	Value realized equals pretax market value of the stock on date of exercise, less the exercise price, times the number of shares acquired. Shares may be used to pay withholding taxes.

(2)	Value of unexercised options equals fair market value of a share into which the option could have been converted at July 30, 2006 (market price $36.77), less exercise price, times the number of options outstanding.

RETURN TO SHAREOWNERS* PERFORMANCE GRAPH
      The following graph compares the cumulative total shareowner return (TSR) on the Company’s stock with the cumulative total return of the Standard & Poor’s Packaged Foods Index (the “S&P Packaged Foods Group”) and the Standard & Poor’s 500 Stock Index (the “S&P 500”). The graph assumes that $100 was invested on July 31, 2001, in each of Campbell stock, the S&P Packaged Foods Group and the S&P 500, and that all dividends were reinvested.
RETURN TO SHAREOWNERS*
*  Stock Appreciation Plus Dividend Reinvestment
Campbell closing price was $36.77 on July 28, 2006

	2001	2002	2003	2004	2005	2006

CAMPBELL	100	85	93	102	125	152
S&P 500 INDEX	100	77	85	96	109	115
S&P PACKAGED FOOD INDEX	100	105	108	126	136	136

PENSION PLANS
      The following table illustrates the approximate annual pension that may become payable to an employee in the higher salary classifications under the Company’s regular and supplementary U.S. pension plans.

Average
Compensation
in Highest
5 Years of	ESTIMATED ANNUAL PENSIONS
Last 10	Years of Service
Years of
Employment	15	20	25	30	35

$800,000	$301,260	$301,260	$301,260	$354,661	$374,661
1,000,000	376,260	376,260	376,260	444,661	469,661
1,200,000	451,260	451,260	451,260	534,661	564,661
1,400,000	526,260	526,260	526,260	624,661	669,661
1,600,000	601,260	601,260	601,260	714,661	754,661
1,800,000	676,260	676,260	676,260	804,661	849,661
2,000,000	751,260	751,260	751,260	894,661	944,661
2,200,000	826,260	826,260	826,260	984,661	1,039,661
2,400,000	901,260	901,260	901,260	1,074,661	1,134,661
2,600,000	976,260	976,260	976,260	1,164,661	1,229,661
2,800,000	1,051,260	1,051,260	1,051,260	1,254,661	1,324,661
3,000,000	1,126,260	1,126,260	1,126,260	1,344,661	1,419,661
      Compensation covered for executive officers named in the table on page 23 is the same as the total salary and bonus shown in that table. These estimated amounts assume retirement at age 62 with a straight-life annuity without reduction for a survivor annuity or for optional benefits. They are not subject to deduction for Social Security benefits or other offsets. The estimated pensions reflect benefits from a supplemental plan designed to help the Company attract executives in the middle of their careers. Under this supplemental pension plan executives accrue benefits rapidly to allow them to reach a defined target benefit within a relatively short period after date of hire. Executives covered by this plan are eligible for supplemental pension benefits if they retire from the Company after age 55 and have been employed for at least five years. The rapid accrual rate is the reason the pension benefits listed above for 15, 20 and 25 years of service are the same. Such arrangements are a necessary part of the recruitment and retention package for senior executives in order to compensate them for pension benefits that would have accrued had they remained at their previous employers. As of the end of fiscal 2006, the full years of employment for the individuals named in the compensation table on page 23 were as follows: Douglas R. Conant — 5 years; Mark A. Sarvary — 4 years; Ellen O. Kaden — 8 years; Robert A. Schiffner — 5 years; and Larry S. McWilliams — 5 years.
TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS
      Mr. Conant serves as President and Chief Executive Officer at the discretion of the Board. After his initial employment agreement expired on January 7, 2006, his compensation and benefits are determined in accordance with the plans and policies approved by the Compensation Committee that are applicable to other senior executives of the Company. The Company has a severance policy that applies to senior executives, including the named executive officers on page 23, except Mr. Sarvary (see below). A senior executive will receive severance benefits equal to two times his or her base salary if the executive’s employment is involuntarily terminated by the Company without cause, except for change in control severance benefits which are described below. The severance benefits also include the continuation of medical benefits, life insurance and pension credit during the two-year period, unless the senior executive obtains medical benefits or life insurance from another employer.

      The Company entered into a special severance arrangement with Mr. Sarvary on June 4, 2004. In the event of termination of his employment without cause, as defined in the agreement, Mr. Sarvary is entitled to the following: (i) his base salary and continuation of life insurance and medical benefits for a period of two years; (ii) his supplemental pension benefit, provided he has at least five years of employment with the Company; and (iii) the vesting of his stock options and restricted stock in accordance with the standard provisions of those programs. In the event of a change in control of the Company he is entitled to the standard benefits for senior executives set forth below.
      The Company has entered into Special Change in Control Severance Protection Agreements (“Special Severance Agreements”) with the executive officers named on page 23 as well as all other executive officers. The Special Severance Agreements provide for severance pay and continuation of certain benefits should a change in control occur. The independent members of the Board of Directors unanimously approved entry into the Special Severance Agreements. In order to receive benefits under the Special Severance Agreements, the executive’s employment must be terminated involuntarily and without cause (whether actual or “constructive”) within two years following a change in Control.
      Generally, a “change in control” will be deemed to have occurred in any of the following circumstances:

(i)	the acquisition of 25% or more of the outstanding voting stock of the Company by any person or entity, with certain exceptions for Dorrance family members;
(ii)	the persons serving as directors of the Company as of September 28, 2000, and those replacements or additions subsequently approved by a two-thirds vote of the Board, cease to make up more than 50% of the Board;
(iii)	a merger, consolidation or share exchange in which the shareowners of the Company prior to the merger wind up owning 50% or less of the surviving corporation; or
(iv)	a complete liquidation or dissolution of the Company or disposition of all or substantially all of the assets of the Company.
      Under the Special Severance Agreements with the named executive officers, severance pay would equal two and one half years’ base salary and bonus. Medical, life and disability benefits would be provided at the expense of the Company for the lesser of (i) 30 months or (ii) the number of months remaining until the executive’s 65th birthday. The Company would pay in a single payment an amount equal to the value of the benefit the executive would have accrued under the Company’s pension plans had the executive remained in the employ of the Company for an additional 30 months or until his or her 65th birthday, if earlier.
      Upon a change in control and termination of employment within two years, (a) all options outstanding on the date of such termination of employment would become immediately and fully exercisable and (b) all restrictions upon any restricted shares (other than “Performance Restricted Shares” which are subject to performance related restrictions) would lapse immediately and all such shares would become fully vested. An executive officer would become vested in, and restrictions would lapse on, the greater of (i) fifty percent (50%) of the Performance Restricted Shares or (ii) a pro rata portion of such Performance Restricted Shares based on the portion of the performance period that has elapsed to the date of the change in control.
      During any fiscal year in which a change in control occurs, each participant in the Annual Incentive Plan (a) whose employment is terminated prior to the end of such year or (b) who is in the employ of the Company on the last day of such year would be entitled to receive, within thirty (30) days thereafter, a cash payment equal to the greater of (i) his or her target bonus award for such year or (ii) the average of the awards paid or payable to him or her under the Annual Incentive Plan for the two most recent fiscal years ended prior thereto. Any amount to be paid to a participant who is not employed for the entire fiscal year would be prorated. Such payment would be made whether or not the Company has paid any cash dividend in the fiscal year.

ITEM 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM
Your Board of Directors Recommends a Vote “For” This Proposal
      The proxy, unless otherwise directed thereon, will be voted for a resolution ratifying action of the Audit Committee, reappointing the firm of PricewaterhouseCoopers LLP (“PwC”) Certified Public Accountants, as independent registered public accounting firm to perform an audit of the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of the Company for fiscal 2007. The names of the directors serving on the Audit Committee are indicated on page 10, under the heading “Board Committees.” The vote required for ratification is a majority of shares voting. If the resolution is rejected, or if PwC declines to act or becomes incapable of acting, or if their employment is discontinued, the Audit Committee will appoint other auditors whose continued employment after the 2007 Annual Meeting of the Shareowners will be subject to ratification by the shareowners.
      Representatives of PwC will be at the 2006 Annual Meeting to make a statement if they desire to do so and to answer questions.
      For fiscal 2006 PwC also examined the separate financial statements of certain of the Company’s foreign subsidiaries and provided other audit and non audit services to the Company in connection with SEC filings, review of quarterly financial statements and audits of certain employee benefit plans and other agreed-upon procedures reports.
ITEM 3
SHAREHOLDER PROPOSAL ON SUSTAINABILITY REPORT
Your Board of Directors Recommends a Vote “Against” This Proposal
      The Office of the Comptroller of New York City is custodian and trustee of the New York City Employees’ Retirement System, the New York City Teachers’ Retirement System, the New York City Police Pension Fund, and the New York City Fire Department Pension Fund, and custodian of the New York City Board of Education Retirement System, 1 Centre Street, New York, NY 10007-2341 (collectively the “Funds” which own 745,763 Campbell shares), has notified the Company in writing that the Funds intend to present the following resolution at the Annual Meeting. A majority of the votes cast at the meeting is required for approval. Except as otherwise specified in the proxy, proxies will be voted against this proposal.
Proposal
Whereas:
      Investors increasingly seek disclosure of companies’ social and environmental practices in the belief that they impact shareholder value. Many investors believe companies that are good employers, environmental stewards, and corporate citizens are more likely to be accepted in their communities and to prosper long-term.
      Sustainability refers to development that meets present needs without impairing the ability of future generations to meet their own needs. It includes “encouraging long lasting social well being in communities where [companies] operate, interacting with different stakeholders (e.g. clients, suppliers, employees, government, local communities, and non-governmental organizations) and responding to their specific and evolving needs, thereby securing a long-term ‘license to operate,’ superior customer and employee loyalty, and ultimately superior financial returns.” (Dow Jones Sustainability Group)

      Globally, approximately 1,500 companies produce reports on sustainability issues (Association of Chartered Certified Accountants, www.corporateregister.com), including more than half of the global Fortune 500 (KPMG International Survey of Corporate Responsibility Reporting 2005).
      Ford Motor Company states, “sustainability issues are neither incidental nor avoidable — they are at the heart of our business.” American Electric Power has stated, “management and the Board have a fiduciary duty to carefully assess and disclose to shareholders appropriate information on the company’s environmental risk exposure.”
      Global expectations regarding sustainability reporting are changing rapidly. The European Commission recommends corporate sustainability reporting, and listed companies in Australia, South Africa and France must now provide investors with information on their social and environmental performance.
      RESOLVED: Shareholders request that the Board of Directors issue a sustainability report to shareholders, at reasonable cost, and omitting proprietary information, by September 1, 2006.
Supporting Statement
      The report should include the company’s definition of sustainability, as well as a company-wide review of company policies and practices related to long-term social and environmental sustainability.
      We recommend that the company use the Global Reporting Initiative’s Sustainability Reporting Guidelines (“The Guidelines”) to prepare the report. The Global Reporting Initiative (www.globalreporting.org) is an international organization with representatives from the business, environmental, human rights and labor communities. The Guidelines provide guidance on report content, including performance in six categories (direct economic impacts, environmental, labor practices and decent work conditions, human rights, society, and product responsibility). The Guidelines provide a flexible reporting system that permits the omission of content that is not relevant to company operations. Over 700 companies use or consult the Guidelines for sustainability reporting.
      The Board of Directors unanimously recommends a vote against the shareholder proposal on sustainability reporting for the following reasons:
      Campbell Soup Company has long been recognized for its exemplary corporate citizenship and constructive engagement in the communities in which it does business. Its Code of Business Conduct and Ethics, posted on the Company’s Web site, reflects its commitment to do business in accordance with the highest standards of ethical business conduct. It has consistently demonstrated its commitment to humane and progressive labor and employment practices, responsible advertising and marketing, and employee and supplier diversity; its products are manufactured in safe and environmentally responsible facilities around the world. Through direct donations of product, donations to relief organizations, financial support for not-for-profit organizations, and support for the extensive volunteer efforts of its highly committed employees, Campbell is broadly engaged in efforts to alleviate hunger, improve nutrition and enhance the quality of life.
      The Board of Directors understands and respects investors’ interest in good corporate citizenship and social responsibility. However, the Board does not believe that the investment of human and financial resources that would be required to produce the comprehensive and wide-ranging “sustainability” report requested in this proposal would represent a necessary or prudent use of the shareholders’ assets. The “Sustainability Reporting Guidelines” of the Global Reporting Initiative represent only one approach among many available means for providing information to the public on these important issues.
      In July 2006 the Company appointed a Task Force on Public Policy Issues that is evaluating Campbell’s procedures for developing and communicating its positions, policies and practices on the types of issues embraced by this proposal. The Task Force will deliver its recommendations in the course of the Company’s current fiscal year. The Board believes that it is in the best interest of the Company and its shareowners to await the recommendations of the Task Force and proceed in the manner best suited to Campbell’s specific circumstances. Accordingly, the Board of Directors recommends a vote AGAINST this proposal.
SUBMISSION OF SHAREOWNER PROPOSALS
      Under Rule 14a-8(e) of the Securities Exchange Act of 1934, shareowner proposals intended for inclusion in next year’s proxy statement must be submitted in writing to the Company to the Corporate Secretary at 1 Campbell Place, Camden, New Jersey 08103-1799, and must be received by June 14, 2007.
      Any shareowner proposal submitted for consideration at next year’s annual meeting but not submitted for inclusion in the proxy statement that is received by the Company after August 28, 2007, will not be considered filed on a timely basis with the Company under Rule 14a-4(c)(1). For such proposals that are not timely filed, the Company retains discretion to vote proxies it receives. For such proposals that are timely filed, the Company retains discretion to vote proxies it receives provided 1) the Company includes in its proxy statement advice on the nature of the proposal and how it intends to exercise its voting discretion; and 2) the proponent does not issue a proxy statement.
DIRECTORS AND EXECUTIVE OFFICERS STOCK OWNERSHIP REPORTS
      The federal securities laws require the Company’s directors and executive officers, and persons who own more than ten percent of the Company’s capital stock, to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of any securities of the Company.
      To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended July 30, 2006, all the Company’s executive officers, directors and greater-than-ten-percent beneficial owners made all required filings on a timely basis except for one Form 4 report that was filed late by Charlotte Weber reporting the sale of 60,000 shares in a number of separate transactions over a two day period, one Form 4 report that was filed late by George Strawbridge reporting one transaction, one Form 5 report that was filed late on behalf of Bennett Dorrance reporting a gift of shares and one Form 5 report that was filed late on behalf of David White reporting a gift of shares.
OTHER MATTERS
      The Board of Directors knows of no other matters to be presented for action at the meeting. If other matters come before the meeting, it is the intention of the directors’ proxy to vote on such matters in accordance with his or her best judgment.
PROXIES AND VOTING AT THE MEETING
      This statement and the accompanying proxy card are being mailed on or about October 11, 2006 for solicitation of proxies by the Board of Directors for the Annual Meeting of Shareowners of Campbell Soup Company called to be held on November 16, 2006. The mailing address of the Company’s World Headquarters is 1 Campbell Place, Camden, New Jersey 08103-1799.
      Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by shareowners will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast on such matters.
      This solicitation of proxies is made on behalf of the Board of Directors of the Company with authorization of the Board, and the Company will bear the cost. Copies of proxy solicitation material will be mailed to shareowners, and employees of the Company may communicate with shareowners to solicit their proxies. Brokers, banks and others holding stock in their names, or in names of nominees, may request and forward copies of the proxy solicitation material to beneficial owners and seek authority for execution of proxies, and the Company will reimburse them for their expenses in so doing at the rates approved by the New York Stock Exchange.
      When a proxy is returned properly dated and signed, the shares represented thereby, including any shares held under the Company’s Dividend Reinvestment Plan, will be voted by the person named as the directors’ proxy in accordance with each shareowner’s directions. Proxies will also be considered to be confidential voting instructions to the applicable Trustee with respect to shares held in accounts under the Campbell Soup Company Savings Plus Plan for Salaried Employees, the Campbell Soup Company Savings Plus Plan for Hourly-Paid Employees, and the Group RRSP and Savings Plan. If participants in these plans are also shareowners of record under the same account information, they will receive a single proxy that represents all shares. If the account information is different, then the participants will receive separate proxies. Shareowners of record and participants in savings plans may cast their vote by:

(1)	using the toll-free phone number listed on the proxy solicitation/voting instruction card;

(2)	using the Internet and voting at the website listed on the proxy card; or

(3)	signing, dating and mailing the proxy card in the enclosed postage paid envelope.
      The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number. The procedure allows shareowners to appoint a proxy and the savings plan participants to instruct a plan fiduciary to vote their shares and to confirm their instructions have been properly recorded. Specific instructions to be followed are set forth on the enclosed proxy solicitation/voting instruction card.
      Shareowners are urged to cast their votes. If a proxy card is dated, signed and returned without specifying choices, the shares will be voted as recommended by the directors (or, in the case of participants in the plans referred to above, may be voted at the discretion of the applicable Trustee). Shareowners may vote their shares by telephone or via the Internet. Please refer to the specific instructions on the enclosed proxy card.
      A shareowner giving a proxy may revoke it by notifying the Corporate Secretary in writing any time before it is voted. If a shareowner wishes to give a proxy to someone other than the directors’ proxy, all three names appearing on the enclosed proxy may be crossed out and the name of another person inserted. The signed proxy card must be presented at the meeting by the person representing the shareowner.
      Each shareowner who plans to attend the meeting in person is requested to so indicate in the space provided on the proxy card or as directed when voting by telephone or the Internet. The Company will then be able to mail an admission card to the shareowner in advance of the meeting. Shareowners who do not have admission cards will need to register at the door.
SHAREOWNERS SHARING THE SAME ADDRESS
      In accordance with notices that we sent to certain shareowners, we are sending only one copy of our annual report and proxy statement to shareowners who share the same last name and address, unless they have notified us that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and printing and postage costs. However, if any shareowner residing at such address wishes to receive a separate annual report or proxy statement in the future, he or she may contact the Company’s Corporate Secretary. If you are receiving multiple copies of the annual report and proxy statement you can request householding by contacting the Company’s Corporate Secretary. The contact information is set forth below.

INFORMATION ABOUT ATTENDING THE MEETING
      The Annual Meeting of Shareowners will be held this year at the Sheraton Great Valley Hotel located on 707 E. Lancaster Ave, Frazer, Pennsylvania 19355. A map and directions appear at the back of this booklet. Doors to the meeting room will open at 1:30 p.m.
      To obtain an admission ticket by mail in advance and avoid registration lines at the door, simply indicate that you plan to attend the meeting by marking the appropriate box on the proxy card and return it in the envelope provided. If you do not wish to send the proxy card, you may obtain an admission card by sending a written request in the envelope. Shareowners who do not have admission cards will need to register at the door.
      If you do not own shares in your own name, you should have your broker or agent in whose name the shares are registered call (856) 342-6122, fax (856) 342-3889, or write to the Office of the Corporate Secretary at 1 Campbell Place, Camden, NJ 08103-1799 to request a ticket before November 9, 2006. Otherwise you must bring proof of ownership (e.g., a broker’s statement) in order to be admitted to the meeting. You will also need a government-issued photographic identification to be admitted.
      It is important that your shares be represented and voted at the meeting. Please fill out, sign, date and return the accompanying proxy card or vote by phone or via the Internet as soon as possible, whether or not you plan to attend the meeting.

By order of the Board of Directors,

John J. Furey
Vice President and Corporate Secretary
Camden, New Jersey
October 11, 2006

Appendix A for 2006 Proxy Statement
Note: The documents listed above are also available on the Company’s Web site (www.campbellsoupcompany.com) in the governance section. The Company’s Code of Business Conduct and Ethics and the charters for the four standing committees of the Board are also posted on the same Web site.

CAMPBELL SOUP COMPANY
CORPORATE GOVERNANCE STANDARDS
September 28, 2006
Composition of the Board and Qualifications of Directors

1.	Pursuant to the Company’s By-Laws, the Board currently consists of 16 directors. A substantial majority of the Board shall be composed of directors who meet the requirements for independence established by the New York Stock Exchange. The Board shall make a determination at least annually as to the independence of each director, in accordance with standards that are disclosed to the shareowners.

2.	All directors should be persons of the highest integrity, who abide by exemplary standards of business and professional conduct. Directors should possess the skills and judgment, and the commitment to devote the time and attention, necessary to fulfill their duties and responsibilities.

3.	Directors are elected by the shareowners at the Annual Meeting of Shareowners for a one-year term, to serve until the next Annual Meeting. In the event of vacancies on the Board, the Board may elect directors to serve until the next Annual Meeting.

4.	The Chief Executive Officer is currently the only employee of the Company nominated by the directors to serve on the Board. The Board believes that, as a general rule, former Campbell executives should not serve as directors of the Company.

5.	The Board believes that service on the boards of other companies, and of civic and charitable organizations, enhances the experience and perspective of directors, but may also limit their time and availability. To ensure that all members of the Board have sufficient time to devote proper attention to their responsibilities as directors of the Company, the Governance Committee shall annually review the other board commitments of each director on a case-by-case basis.

6.	No person may serve as a director if he or she is employed by a major supplier, customer or competitor of Campbell. In addition, no person may serve as a director if he or she, or a member of his or her immediate family (as defined in the Listing Standards of the New York Stock Exchange), is an executive officer of another company for which an executive officer of Campbell serves on the compensation committee of the board of directors, or of a non-for-profit organization that receives substantial contributions from Campbell or the Campbell Soup Foundation.

7.	A director shall notify the Chair of the Governance Committee prior to accepting an invitation to serve on the board of another company or a not-for-profit organization. The Governance Committee shall evaluate and advise the Board whether, by reason of conflicts in regular meeting schedules or business or competitive considerations, simultaneous service on the other board may impede the director’s ability to fulfill his or her responsibilities to Campbell.

8.	A director who changes his or her principal employment, position, or professional role or affiliation following election or re-election to the Board shall tender his or her resignation for consideration by the Governance Committee and decision by the Board.

9.	Directors are required to own at least 2,000 Campbell shares within one year of election, and 6,000 shares within three years of election.

10.	The Board believes that the judgment as to the tenure of an individual director should rest on an assessment by the Governance Committee of his or her performance and contributions to the Board. Accordingly, there is no predetermined limit on the number of one-year terms to which a director may be re-elected prior to his or her 72nd birthday. No person may stand for election to the Board after age 72.

Responsibilities of Directors

11.	The Board believes that the primary responsibilities of directors are to exercise their business judgment in good faith, to act in what they reasonably believe to be the best interest of all shareowners, and to ensure that the business of the Company is conducted so as to further the long-term interests of its shareowners.

12.	Directors shall receive and review appropriate materials in advance of meetings relating to matters to be considered or acted upon by the Board and its committees. Directors are expected to prepare for, attend and participate actively and constructively in all meetings of the Board and of the committees on which they serve.

13.	Directors are expected to become and remain well informed about the business, performance, operations and management of the Company; general business and economic trends affecting the Company; and principles and practices of sound corporate governance.

14.	In consultation with the Governance Committee, management shall provide programs for director orientation in which all new directors are expected to participate, and information to all directors about programs for continuing director education in areas of importance to the Company.

15.	A director shall not participate in the discussion of or decision on any matter in which he or she has a personal, business or professional interest other than his or her interest as a shareowner of the Company. Directors shall promptly inform the Chairman of the Board regarding any actual or potential conflict of interest.
Composition of Board Committees

16.	The Board shall establish such standing committees as it deems appropriate and in the best interests of the Company. The current standing committees of the Board are the Audit Committee, the Compensation and Organization Committee, the Finance and Corporate Development Committee, and the Governance Committee.

17.	The Governance Committee shall recommend and the Board shall appoint, annually and as vacancies or new positions occur, the members of the standing committees and the committee chairs. The Governance Committee shall annually review the membership of the committees, taking account of both the desirability of periodic rotation of committee members and the benefits of continuity and experience in committee service.

18.	All members of the Audit, Governance, and Compensation and Organization Committees shall meet the independence requirements of the New York Stock Exchange.

19.	Directors who serve on the Audit Committee shall also meet the requirements as to independence, experience and expertise for audit committee members established by the New York Stock Exchange and applicable laws and regulations. At least one member of the Audit Committee shall be an audit committee financial expert as defined by the rules of the U.S. Securities and Exchange Commission.

20.	No member of the Audit Committee shall simultaneously serve on the audit committees of more than two other public companies.
Board Operations

21.	The Board shall determine the number of regular meetings to be scheduled each year, and shall meet more frequently as circumstances may require.

22.	The Governance Committee shall recommend and the Board shall appoint, annually and as vacancies occur, a Chairman of the Board. When the Chief Executive Officer of the Company also holds the position of Chairman of the Board, the Chair of the Governance Committee will serve as the Lead Director to preside at executive sessions of non-management directors and provide oversight for the effective functioning of the Board.

23.	Upon consultation with the Chief Executive Officer, the Chairman shall annually establish an agenda of the matters that are expected to be considered and acted upon by the Board during the following year. The annual schedule shall be provided to the full Board for review and comment. In addition, the CEO shall review with the Chairman of the Board, prior to each Board meeting, the agenda for the meeting and the nature and scope of the materials that will be furnished to the directors in advance of the meeting.

24.	The agenda will provide for an executive session of non-management directors (as defined by the New York Stock Exchange) at every regularly scheduled Board meeting and for an executive session of independent directors at least once a year. The Chairman of the Board, or, when appropriate, the Chair of the Governance Committee, acting in the capacity of Lead Director, shall preside at executive sessions.

25.	Directors shall have unfettered access to management and employees of the Company and to its inside and outside counsel and auditors. Executive officers and other senior management are expected to be present at Board meetings at the invitation of the Board.

26.	The Board shall establish methods by which interested parties may communicate directly with the Chairman or Lead Director, or with the non-management directors as a group, and shall cause such methods to be disclosed in the proxy statement.

27.	The Board and each of its committees are authorized to retain such independent legal, financial or other advisors as they may deem necessary or appropriate to carry out their duties.

28.	Directors’ fees (including, in the case of a non-executive Chairman of the Board, the Chairman’s annual retainer and any additional compensation approved by the Board) will be the sole compensation that any director who is not an employee of Campbell receives, directly or indirectly, from the Company. The form and amount of director compensation shall be based on principles recommended by the Governance Committee and adopted by the Board, and shall be reviewed annually by the Governance Committee. Effective January 1, 2007, the principles provide that annual director compensation shall be set at the median of a group of 23 food and consumer products companies, and shall be delivered 50% in unrestricted Campbell shares and 50% in cash unless a director elects to receive his or her compensation entirely in the form of Campbell stock.

29.	The Governance Committee shall be furnished annually with a report identifying any charitable contributions or pledges made by the Company during the last year, in the aggregate amount of $25,000 or more, to any entity for which a director serves as an executive officer.

Committee Operations

30.	Each standing committee of the Board will have a charter that is approved by the Board and sets forth the purposes, duties and responsibilities of the committee. At least annually, the members of each committee will evaluate the adequacy of the committee’s charter, and will conduct an evaluation of its performance and effectiveness in fulfilling the duties and responsibilities set forth in the charter.

31.	The chair of each standing committee, in consultation with management, shall annually establish agendas of the matters that are expected to be considered and acted upon by the committee during the following year. The annual schedule shall be provided to committee members for review and comment. Management will review with the chair of each committee, prior to each meeting, the agenda for the meeting and the nature and scope of the materials that will be furnished to the committee members in advance of the meeting.

32.	The chair of each committee shall report to the Board following each meeting of the committee on the principal matters reviewed or approved by the committee and its recommendations as to actions to be taken by the Board. All directors will receive copies of all minutes of standing committee meetings.

33.	The Audit Committee shall have the sole authority and responsibility to select, appoint, evaluate and replace the Company’s independent auditors, subject only to ratification by the shareowners, and to approve audit engagement fees and terms. The Audit Committee shall approve in advance all audit services and all permissible non-audit services to be provided by the independent auditors.

34.	The Audit Committee shall meet periodically with senior management, the internal auditors, and the Company’s independent auditors, in separate executive sessions.

35.	The Governance Committee shall have sole authority to retain and terminate any search firm used to assist in the identification of director candidates, and any compensation consultant retained to assist in the design or evaluation of director compensation, including sole authority to approve their fees and other retention terms.

36.	The Governance Committee shall lead the Board in an annual self-evaluation of the performance and effectiveness of the Board and its committees, and shall report the results of the evaluation to the shareowners in the proxy statement. The Governance Committee shall also assess, on the basis of established criteria, the performance of each director standing for re-election at the next Annual Meeting of Shareowners.

37.	The Compensation and Organization Committee shall have sole authority to retain and terminate any compensation consultant used to assist in the design or evaluation of executive compensation for the Chief Executive Officer or senior management, including sole authority to approve the consultant’s fees and other retention terms.
Oversight of the Business and Management

38.	The Board shall review and approve fundamental financial and business strategies and major corporate actions and an annual operating plan that integrates strategic plan milestones, and regularly evaluate business performance and results in light of the operating plan.

39.	The Board shall develop principles and policies for the selection of the Chief Executive Officer and the assessment of his or her performance. The Compensation and Organization Committee shall lead the Board at least annually in an evaluation of the performance of the CEO. The results of the evaluation shall be reviewed in one or more meetings of non-management directors at which the CEO is not present.

40.	The Compensation and Organization Committee shall recommend to the Board plans and policies regarding the succession of the CEO in the event of an emergency or the CEO’s retirement. The CEO shall provide to the Board, on an ongoing basis, recommendations regarding a successor to be appointed in such an event.

41.	The Chief Executive Officer will report at least annually to the Compensation and Organization Committee his or her evaluation of the senior management of the Company.

42.	The Chief Executive Officer will report annually to the Compensation and Organization Committee on the Company’s executive organization and principal programs for management development and planning for executive succession. The Committee will evaluate and report annually to the Board on the effectiveness of these processes.

43.	The Board shall approve a Code of Business Conduct and Ethics applicable to directors, officers and employees of the Company, which prohibits retaliation in any form against anyone who reports suspected violations. Any amendments to the Code or waivers of its provisions for directors or executive officers shall be approved by the Audit Committee and promptly disclosed to shareowners.

Executive Compensation

44.	With input from the other independent directors, the Compensation and Organization Committee shall annually approve the corporate goals and objectives relevant to the compensation of the Chief Executive Officer. The CEO will report to the Board on progress in achieving these goals. Together with the other independent directors, the Compensation and Organization Committee shall determine the CEO’s compensation based on the Board’s evaluation of his or her performance in light of these goals and objectives.

45.	All equity-based compensation plans shall be approved by the shareowners.

46.	Incentive compensation plans will be based on principles and policies for executive compensation recommended by the Compensation and Organization Committee and approved by the Board.

47.	By the terms of the shareowner-approved incentive plan, stock options may not be repriced.

48.	Pursuant to the Company’s program relating to ownership of Campbell stock by executives, approximately the 90 most senior executives of the Company must retain a portion of the equity compensation they receive until they own Campbell stock valued at varying amounts ranging from $300,000 to $5,750,000, depending upon their positions. Restricted stock and stock options, including vested stock options, do not count toward satisfaction of this requirement.
Shareowners

49.	All shareowners have equal voting rights.

50.	The Board will develop, approve and annually review Corporate Governance Standards that are disclosed each year to shareowners in the proxy statement.
STANDARDS FOR THE DETERMINATION OF
DIRECTOR INDEPENDENCE
      A director shall be considered independent if the Board determines that the director does not have, directly or indirectly, any material relationship with the Company. In making this determination the Board shall broadly consider all relevant facts and circumstances.
      Under the Company’s Corporate Governance Standards, directors’ fees are the sole compensation that any director who is not an employee of Campbell may receive, directly or indirectly, from the Company. The Board has established the following additional standards to assist it in determining director independence. For the purposes of these standards, the term “immediate family member” shall have the meaning given in the Listing Standards of the New York Stock Exchange.

1.	A director will not be considered independent if, within the preceding three years:

(a)	the director was employed by the Company, or an immediate family member of the director was employed as an executive officer of the Company;

(b)	the director or an immediate family member of the director received direct compensation from the Company exceeding $100,000 during any twelve month period, other than (i) director or committee fees, (ii) pension or other forms of deferred compensation for prior service that are not contingent on continued service, (iii) compensation for former service as an interim chairman or CEO, or (iv) compensation received by an immediate family member for services as a non-executive employee of the Company.

(c)	the director or an immediate family member of the director was a partner or employee of the Company’s present or former independent auditor and personally worked on the Company’s audit;

(d)	an executive of Campbell served on the compensation committee of the board of directors of another company that employed the director or a member of the director’s immediate family as an executive officer;

(e)	the director is an employee or executive officer of, or an immediate family member of the director is an executive officer of, another company that does business with Campbell, and the annual sales to or purchases from that company account for the greater of $1 million or 2% of such company’s gross revenues; or

(f)	the director is an executive officer of another company that is indebted to Campbell, or to which Campbell is indebted, and the total amount of either company’s indebtedness to the other exceeds 1% of the total consolidated assets of the company where the director serves as an executive officer.

2.	A director will not be considered independent if:

(a)	the director is a current employee or an immediate family member of the director is a current partner of a firm that is the Company’s independent auditor; or

(b)	the director has an immediate family member who is a current employee of the Company’s independent auditor and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice.

3.	A director who serves as an executive officer of a not-for-profit entity shall not be considered to have a material relationship with the Company if the discretionary contributions made to the entity by Campbell or the Campbell Soup Foundation (excluding matching grants) during the preceding three years are less than $25,000 or 2% (whichever is greater) of the entity’s most recent publicly available operating budget.

4.	With respect to any relationship that is not covered by the guidelines in paragraphs 1 and 2 above, the members of the Board who satisfy the standards for independence set forth in those guidelines shall make a determination, based on all relevant facts and circumstances, as to whether or not the relationship is material, and therefore whether the director who has the relationship shall be considered independent. The Company will disclose and explain the basis for any determination that such a relationship is not material in its next proxy statement. The Company will also disclose and explain the basis for any determination of independence for a director who does not satisfy the guidelines in paragraphs 1, 2 and 3 above.
      Pursuant to the requirements of U.S. law, the Company does not make any personal loans or extensions of credit to any director, or any arrangements for the extension of credit to any director.
      The Company’s conflicts of interest policy requires the disclosure of any personal interest, influence, relationship or other situation that might constitute or be perceived as a potential conflict of interest. Each director is required annually to submit a signed statement attesting to his or her awareness of and compliance with this policy. In addition, under the Company’s Corporate Governance Standards, directors are required promptly to inform the Chairman of the Board regarding any actual or potential conflict of interest.
COMMUNICATING CONCERNS TO THE BOARD OF DIRECTORS
      Any person who has a concern about Campbell’s governance, corporate conduct, business ethics or financial practices may communicate that concern to the Board of Directors. Concerns may be submitted in writing to the Chairman of the Board or to the non-management directors as a group in care of the Office of the Corporate Secretary at the Company’s headquarters, or by email to directors@

campbellsoup.com. Concerns may also be communicated to the Board by calling the following toll-free Hotline telephone number in the U.S. and Canada: 1-800-210-2173. To place toll-free calls from other countries in which the Company has operations, please see the instructions listed in the governance section of the Company’s Web site at www.campbellsoupcompany.com. Any concern relating to accounting, internal accounting controls or auditing matters will be referred both to the Chairman and to the Chair of the Audit Committee.
      Campbell policy prohibits the Company and any of its employees from retaliating in any manner, or taking any adverse action, against anyone who raises a concern or helps to investigate or resolve it. However, anyone who prefers to raise a concern in a confidential, anonymous manner may do so by calling the Hotline.
      Concerns communicated to the Board will be addressed through the Company’s regular procedures for addressing such matters. Depending upon the nature of the concern, it may be referred to the Company’s Internal Audit Department, the Legal or Finance Department, or other appropriate departments. As they deem necessary or appropriate, the Chairman of the Board or the Chair of the Audit Committee may direct that certain concerns communicated to them be presented to the Audit Committee or the full Board, or that they receive special treatment, including the retention of outside counsel or other outside advisors.
      The status of concerns communicated to the Board will be reported periodically to the Chairman and/or the Chair of the Audit Committee, as appropriate.

DIRECTIONS AND MAP
Sheraton Great Valley Hotel
707 E. Lancaster Ave
Frazer, Pennsylvania 19355

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MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	000004 Least Address Line	000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext C 1 2 3 4 5 6 7 8 9 0 J N T

Annual Meeting Proxy Card	C0123456789	12345

PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.
Your shares will be voted as recommended by the Board of Directors (or, in the case of shares held in a Savings Plan, will be voted at the discretion of the trustee) unless you otherwise indicate in which case they will be voted as marked.
The Board recommends a vote FOR Items 1 and 2 and AGAINST Item 3.

A	Election of Directors
The Board of Directors recommends a vote FOR the listed nominees.

1.	Nominees:

	01 - Edmund M. Carpenter	02 - Paul R. Charron	03 - Douglas R. Conant
	04 - Bennett Dorrance	05 - Kent B. Foster	06 - Harvey Golub
	07 - Randall W. Larrimore	08 - Philip E. Lippincott	09 - Mary Alice D. Malone
	10 - Sara Mathew	11 - David C. Patterson	12 - Charles R. Perrin
	13 - A. Barry Rand	14 - George Strawbridge, Jr.	15 - Les C. Vinney
16 - Charlotte C. Weber

☐	To Vote FOR All Nominees	☐	To WITHHOLD Vote
From All Nominees
B	Issues

		For	Against	Abstain

2.	Ratification of Appointment of the Independent Registered Public Accounting Firm.	☐	☐	☐

3.	Shareowner Proposal on Sustainability Report	☐	☐	☐

Mark box to obtain a ticket of admission to the meeting.		☐

Mark this box with an X if you have made changes to your name or address and indicate new information below.		☐

☐	For All Except -	To withhold a vote for any nominee(s), mark this box with an X and the appropriately numbered box(es) from the list below.

01 - ☐	02 - ☐	03 - ☐	04 - ☐	05 - ☐	06 - ☐

07 - ☐	08 - ☐	09 - ☐	10 - ☐	11 - ☐	12 - ☐

13 - ☐	14 - ☐	15 - ☐	16 - ☐

C	Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy)	Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box

/ /

■	0 1 0 7 6 3 1	1 U P X	C O Y	+

This Proxy is Solicited on Behalf of the Board of Directors
for the Annual Meeting on November 16, 2006
The undersigned hereby appoints Douglas R. Conant, or, in his absence, Ellen O. Kaden or, in the absence of both of them, John J. Furey, and each or any of them, proxies with full power of substitution in each, to vote all shares the undersigned is entitled to vote, at the Annual Meeting of Shareowners of Campbell Soup Company to be held at Sheraton Great Valley Hotel, 707 East Lancaster Ave., Frazer, Pennsylvania at 2:30 p.m., Eastern Time on November 16, 2006, and at any adjournments thereof, on all matters coming before the meeting, including the proposals referred to on the reverse side hereof. If the undersigned is a participant in one of the Campbell Soup Company Savings Plus Plans or in the Group RRSP and Savings Plan (any of such plans, a “Savings Plan”), then the undersigned hereby directs the respective trustee of the applicable Savings Plan to vote all shares of Campbell Soup Company Stock in the undersigned’s Savings Plan account at the aforesaid Annual Meeting and at any adjournments thereof, on all matters coming before the meeting, including the proposals referred to on the reverse side hereof.
If address change has been made, mark appropriate box on the reverse side of this card.
To vote in accordance with the Board of Directors’ recommendations just sign the reverse side; no boxes need to be marked. If you do not vote by phone or over the Internet, please fold and return proxy card promptly using the enclosed envelope.
Telephone and Internet Voting Instructions
You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

•	Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.	•	Go to the following web site: WWW.COMPUTERSHARE.COM/EXPRESSVOTE

•	Follow the simple instructions provided by the recorded message.	•	Enter the information requested on your computer screen and follow the simple instructions.

VALIDATION DETAILS ARE LOCATED ON THE FRONT OF THIS FORM IN THE TITLE BAR.
If you vote by telephone or the Internet, please DO NOT mail back this proxy card.
Proxies submitted by telephone or the Internet must be received by 12:00 midnight New York Time on November 15, 2006.
THANK YOU FOR VOTING

From Philadelphia International Airport
Take Interstate 95 South approximately 5 miles to Route 322 West. Take Route 322 West approximately 5 miles and turn left on Route 1. Follow Route 1 for 1/2 mile and turn right onto 202 North. Follow 202 North to Route 30 (Frazer Exit). Turn right at the bottom of the ramp. The hotel is on the left.
From East
From Philadelphia, take the Schuylkill Expressway -Route 76 West to Route 202 South. Take 202 South approximately 11 miles to Route 30 East/Frazer Exit.
Stay in the left lane and turn left at the bottom of the ramp.
From North
From New York City, take the New Jersey Turnpike South to the Pennsylvania Turnpike West. Take Exit 326 to 202 South. Proceed approximately 11 miles to Route 30 East/Frazer Exit. Stay in the left lane and turn left at the bottom of the ramp.
From West
From Pittsburgh, take the Pennsylvania Turnpike East to Exit 312/Downingtown. Follow Route 100 South for 4 miles to the Route 30 East. Travel east on Route 30 East for approximately 2 miles, and the hotel is on the left.
From South
From Baltimore, take I-95 North to West Chester 202 North Exit. Continue on 202 North and exit at Route 30/Frazer Exit. Turn right at the bottom of the ramp, and the hotel is on the left.